SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

SGM Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

1165 Park Avenue

#12B

New York, New York  10128

TELEPHONE NUMBER:

(212) 831-9990

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Steven G. Mandis

1165 Park Avenue

#12B

New York, New York  10128

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/  /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the President of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of New York and State of New York on this 17th day of October, 2008.

ATTEST:	SGM Funds

/s/ Amaris Marin	/s/ Steven G. Mandis
By: Amaris Marin	By:Steven G. Mandis, President